PRESS RELEASE
FOR IMMEDIATE RELEASE — August 27, 2002
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First Interstate BancSystem, Inc., the Billings-based bank holding company, announced today it has reached an agreement to purchase United States National Bank of Red Lodge.

United States National Bank is located at 602 North Broadway in Red Lodge and has assets of $46 million. President Rod Smith says he is excited to become a part of First Interstate Bank. “First Interstate is an organization with a strong emphasis on community banking, which allows a considerable amount of local decision making. We will be able to offer our customers the same personal service they are accustomed to, plus many new services and the technological innovation of a larger bank system. I feel United States National Bank has joined a company where people can be proud to bank, proud to work, and proud to invest their money.”

According to First Interstate BancSystem’s Chief Executive Officer Tom Scott, “United States National Bank is an outstanding community bank and we are happy with the opportunity to serve the Red Lodge market. In many ways, the operating philosophy of United States National Bank parallels that of our own as they, too, put great emphasis on community banking. First Interstate Bank’s success has hinged on its local decision making, relationships with our customers and local advisory boards to help direct our commitment to the community. The ‘community bank’ philosophy is the foundation of our operating strategy. We are dedicated to providing our customers with an exemplary level of service and to reinvest in the communities we serve.”

Scott says the Red Lodge community has been well served by United States National Bank. “United States National employees will continue as First Interstate employees, to provide high service levels. In addition, United States National Bank customers can expect an increase in convenience and banking options from First Interstate, as we offer Day and Night phone banking, Internet Banking and Bill Payment, 56 branches and free access to over 120 ATMs across Montana and Wyoming.”

First Interstate BancSystem is a privately-owned banking organization that currently operates 35 Montana First Interstate Bank offices in Belgrade, Billings, Bozeman, Colstrip, Cut Bank, Eureka, Evergreen, Gardiner, Great Falls, Hamilton, Hardin, Helena, Kalispell, Lame Deer, Livingston, Missoula, Miles City, Polson, and Whitefish, and 21 Wyoming offices in Buffalo, Casper, Cheyenne, Gillette, Jackson, Laramie, Lander, Riverton and Sheridan. Their assets are approximately $3.3 billion.

Completion of the purchase and name change of the bank to First Interstate Bank is expected by early next year.

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FOR FURTHER INFORMATION CALL:

Tom Scott	Rod Smith
President, First Interstate BancSystem	President, United States National Bank of Red Lodge
(406) 255-5301	(406) 446-1422